Exhibit 99.1

Hunt Global Resources, Inc. Closes Merger With Carbon Green NA, Inc.

Press Release Source: Hunt Global Resources Inc. On Tuesday March 8, 2011, 9:00 am

HOUSTON--(BUSINESS WIRE)-- Hunt Global Resources Inc. (OTCBB:HGCO.ob - News) announced today that it signed a Share Purchase Agreement & Plan of Merger with the shareholders of Carbon Green NA, Inc. which will become a wholly owned subsidiary of Hunt Global Resources, Inc. The assets acquired in the transaction include an operating tire recycling plant located in the country of Cyprus, which is currently the world’s largest commercially operating “pyrolysis” plant, plus license agreements and worldwide patents for the only proven method of recycling 100% of scrap tires with a near zero carbon footprint. Also, existing license agreements call for Hunt to receive $2 million dollars per year for 5-years beginning this year from licensees (who would otherwise forfeit licenses), and added royalties projected to be $60 million by year end 2011, if sales and construction goals are met by licensees.

“This acquisition enhances our position as a renewable energy company by supplying an additional and proprietary source of feedstock for our Biofuels division,” said George T. Sharp, CEO of Hunt Global Resources Inc. “Carbon Green answers the growing environmental problems caused by hundreds-of-millions of waste tires that end up in landfills and are polluting our environment by being burned as industrial fuel, which pollutes the air and tires that are shredded for use in asphalt, which pollutes ground water. We plan on beginning construction of our first North American Carbon Green plant this year in Houston, Texas,” added Mr. Sharp.

“The Carbon Green system was created during a 5-year span of developing, testing, patenting and building a fully operational system that breaks-down, separates and recycles 100% of scrap tires into reusable materials. We plan to build 10 plants in the United States, during the next 5 years,” Mr. Sharp concluded.

“We are very pleased to become a part of the Hunt family, which will enable Carbon Green NA, Inc. to move to a very important next level, that being the planned roll out of plants throughout North America,” stated John Novak CEO of Carbon Green NA Inc. “I believe that this merger joins the strengths of Hunt Global Resources, Inc. and their cutting edge technology in biofuels coupled with Carbon Green NA, Inc.’s leading tire recycling technology and will allow us to construct and operate each $50 million plant successfully.”

About Hunt Global Resources, Inc.

Hunt Global Resources, Inc. (OTCBB:HGCO.ob - News) is a natural resource company focusing on specialty sands as well as the production of cleaner burning industrial oil technologies and renewable energy. The Company’s current holdings include the mining rights to 350 acres containing high-grade sand and gravel deposits. The site contains approximately 41 million tons of sand, with over 50% earmarked for frac sand. Additionally, the Company’s holdings include a state-of-the-art 40 million gallon industrial biofuels manufacturing plant located near the Houston ship channel, uniquely positioned with proprietary technology for providing biofuel for the industrial boiler, maritime, heating oil and power generation sectors. The Company plans to utilize the plant’s excess resources and capacity to support a frac sand resin coating operation.

For more information please visit: .

About Carbon Green NA, Inc.

Carbon Green NA, Inc. is a world leading tire recycling company able to profitably recycle 100% of used tires back into valuable end products which can be reused in manufacturing new tires and creating an oil based feedstock that can be turned into a cleaner burning fuel oil. This revolutionary technology can change how governments and industry handle the disposal of the over ten billion tires stockpiled around the world. From its commercial-scale plant in the nation of Cyprus, Carbon Green NA, Inc. is converting the by‐products of tire pyrolysis into recovered steel, a #2 diesel equivalent oil which can also be employed to generate green electricity, a nano‐particle compound known as Carbon Green™ (which is a European Union accredited and tire industry‐tested and accepted competitive substitute for commercial carbon black) and a clean‐burning gas that can be used to provide power to the Company’s processing plant and/or sold for carbon credits, leaving no waste and a positive environmental contribution.

For more information please visit: www.carbongreennainc.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

PR Financial Marketing, LLC
For Hunt Global Resources, Inc.
Investor Relations
Jim Blackman, 713-256-0369
Jim@prfmonline.com